Exhibit 99.1

MBIA Inc. Reports 4 Percent Decrease in First Nine Months Net Income Per Share; Operating Earnings Per Share up 10 Percent in First Nine Months

    ARMONK, N.Y.--(BUSINESS WIRE)--Nov. 2, 2004--MBIA Inc. (NYSE:
MBI), the holding company for MBIA Insurance Corporation, reported today that diluted earnings per share decreased 4 percent in the first nine months of 2004 to $4.19 from $4.36 in last year's first nine months. Net income for the first nine months of 2004 was $610.8 million compared with $631.6 million in the same period last year, a 3 percent decrease.
    The decrease was the result of small mark-to-market net unrealized losses on MBIA's derivative exposure recorded for the first nine months of 2004, compared with large net unrealized gains for the comparable period of 2003. Excluding the effects of the net unrealized gains and losses, net income for the first nine months of 2004 was $611.2 million, compared to $563.8 million for the first nine months of 2003, an 8 percent increase.
    Third quarter diluted earnings per share decreased 2 percent to $1.29 from $1.31 in last year's third quarter. Net income for the third quarter was $186.0 million compared to $190.4 million in last year's third quarter.




Diluted earnings per share information
----------------------------------------
                                             Three Months  Nine Months
                                                 Ended        Ended
                                             September 30 September 30
                                             ------------ ------------
                                              2004   2003  2004  2003
                                             ------------ ------------
Net income                                   $1.29  $1.31 $4.19 $4.36
  Income from discontinued operations         0.00   0.01  0.02  0.01
                                             ----- ------ ----- ------
Net income from continuing operations         1.29   1.30  4.17  4.34

  Net realized gains                          0.00   0.08  0.27  0.31
  Net unrealized gains (losses) on derivative
   instruments and foreign exchange          (0.01)  0.00  0.00  0.47
                                             ----- ------ ----- ------
Operating income (1)                         $1.30  $1.22 $3.91 $3.57

(1) Presented on the same basis as analysts' estimates.



    Operating income per share, which excludes the effects of net realized gains, net unrealized gains and losses on derivative instruments and foreign exchange, and income from discontinued operations, rose 10 percent to $3.91 per share for the first nine months of 2004 compared with $3.57 per share in the same period last year.
    Gary C. Dunton, MBIA Chief Executive Officer, said, "MBIA posted solid operating results for the first nine months of 2004, despite the challenging market environment for new business production. We remain determined to aggressively pursue high-quality, profitable business without compromising our underwriting and pricing discipline. Although top line production can fluctuate considerably from year to year, we are confident that we can profitably grow our business at historical levels over the longer term."

    Insurance Operations

    Adjusted direct premium (ADP), a non-GAAP measure, which includes both upfront premiums written and the present value of estimated installment premiums for new business writings and excludes premiums assumed or ceded, declined 35 percent to $762.2 million in the first nine months from $1.2 billion in the first nine months of 2003. The decline is primarily due to tighter credit spreads, increased competition from the uninsured market and other monolines, and uneven new business production in the company's international operations. In the third quarter of 2004, ADP declined by 62 percent to $215.9 million. The decrease was the result of the factors cited above as well as a very difficult comparison to the record $568.4 million in ADP written in the third quarter of 2003.




Adjusted Direct Premium
-------------------------
(dollars in millions)

                         Three Months           Nine Months
                            Ended                 Ended
                         September 30          September 30
                         ------------          ------------
                        2004   2003  % Change  2004     2003  % Change
                      ------- ------ -------- ------- ------- --------
Public Finance
         United States $95.2 $153.1    (38)   $350.6   $502.5     (30)
     Non-United States  35.2  195.1    (82)    141.8    255.0     (44)
                      ------ -------  ------  -------  ------- -------
               Total   130.4  348.2    (63)    492.4    757.5     (35)

Structured Finance
         United States  59.6  127.6    (53)    158.5    240.7     (34)
     Non-United States  25.9   92.6    (72)    111.3    182.6     (39)
                      ------ -------  ------  -------  ------- -------
               Total    85.5  220.2    (61)    269.8    423.3     (36)

               Total  $215.9 $568.4    (62)   $762.2 $1,180.8     (35)



    Global public finance ADP declined 35 percent in the first nine months of 2004 compared with the same period last year. U.S. public finance production declined 30 percent for the first nine months of 2004, due to lower market issuance, increased competition and lower overall pricing. Non-U.S. production dropped 44 percent as fewer large infrastructure transactions have come to market this year. Credit quality for global public finance transactions remained very high, with 87 percent of insured business written rated Single-A or above in the first nine months of 2004.
    Global structured finance ADP in the first nine months of 2004 declined 36 percent from record production in 2003. This sector continues to be adversely impacted by tight spreads and greater investor demand for uninsured transactions. In structured finance, 59 percent of insured business written in the first nine months of 2004 was rated Single-A or higher.
    Premiums earned in the first nine months of 2004 rose 13 percent to $609.9 million from $541.2 million in last year's first nine months, due to strong levels of new business written over the last few years as well as refunding activity. Earned premiums from refundings were up 22 percent to $109.8 million in the first nine months of 2004, driven by the low interest rate environment. Excluding refundings, earned premiums were up 11 percent.
    Pre-tax net investment income in the first nine months of 2004, excluding net realized gains, was $354.1 million, a 10 percent increase from $320.5 million in the same period of 2003, driven by a 10 percent increase in average invested assets.
    MBIA's advisory fees in the first nine months of 2004 were down 32 percent to $29.2 million from $42.9 million during the same period of 2003, primarily reflecting lower new business production and a mix of business that included fewer large, complex transactions.
    Insurance expenses, which include the amortization of deferred acquisition costs and operating expenses, were up 9 percent for the first nine months of 2004 to $130.3 million from $120.0 million in last year's first nine months. The statutory expense ratio for insurance operations increased to 19.1 percent, compared to 12.8 percent in the first nine months of 2003. The increase in the statutory expense ratio was driven by lower ceding commission income resulting from lower cessions in the first nine months of this year as well as the effect of portfolio reassumptions and cessions in the first quarter related to the establishment of Channel Re. However, the GAAP expense ratio decreased slightly to 21.4 percent in the first nine months of 2004, as compared to 22.2 percent in last year's first nine months.
    MBIA's pre-tax operating income from insurance operations rose 10 percent to $802.8 million in the first nine months of 2004 from $730.4 million in last year's first nine months.

    Risk Management and Loss Reserves
    The company incurred $60.0 million in loss and loss adjustment expenses in the first nine months of 2004, an 11 percent increase compared with $54.1 million in last year's first nine months due to the growth in scheduled earned premium, which is the basis of the company's loss reserving formula. Total case-incurred activity was $106.0 million for the first nine months of 2004, primarily related to a health care credit and MBIA's guaranteed tax lien portfolios.
    As previously announced, MBIA established a case loss reserve of approximately $49 million in the third quarter resulting from its $70.6 million net par exposure to Fort Worth Osteopathic Hospital. The case reserve was covered by a portion of MBIA's unallocated loss reserve, which, after giving effect to third quarter case reserve activity, totaled $283.3 million as of September 30, 2004.
    As a result of the actions surrounding Fort Worth Osteopathic Hospital and related publicity, MBIA has received investor inquiries concerning the nature and extent of the information it provides to the rating agencies about troubled credits. On a quarterly basis, MBIA provides the bond insurance rating groups at each of the rating agencies with copies of the list of credits on its internal classified and watch lists, and the related detailed reports about those credits. For each credit, the report includes a summary of MBIA's exposure to the credit, its internal credit rating, any recent changes in the credit's profile, the occurrence of any default and a description of any waivers granted, and MBIA's action plan for remediating the credit.

    Investment Management Services
    The market value of quarterly average fixed-income assets under management was $37.4 billion in the third quarter of 2004, up 12 percent from $33.2 billion in last year's third quarter. In addition, conduit assets totaled $6.0 billion at the end of the quarter.
    Pre-tax operating income from MBIA's fixed-income investment management businesses increased 25 percent in the first nine months to $43.2 million from $34.5 million in last year's first nine months. The increase was driven by strong results in the company's investment agreement business.

    Corporate
    The corporate segment includes net investment income, interest expense and corporate expenses. Net corporate segment expenses in the first nine months increased 14 percent to $61.0 million from $53.4 million in the same period last year. The increase primarily reflects MBIA's minority share of costs incurred by ASIA Ltd. prior to MBIA's acquisition of its portfolio in the first quarter.

    Gains and Losses
    In the first nine months of 2004, MBIA recorded net realized gains of $60.0 million, compared with net realized gains of $69.0 million in the first nine months of 2003. The 2004 net realized gains were primarily the result of the sale of a common stock investment that the company purchased in 2002.
    The company recorded pre-tax mark-to-market net unrealized losses of $0.6 million for the first nine months of 2004 on its derivative exposure, compared with pre-tax mark-to-market net unrealized gains of $104.2 million for the first nine months of 2003. While there was little movement in credit spreads during the first nine months of 2004, the tightening of credit spreads in the investment-grade bond market in the first nine months of 2003 resulted in large net unrealized gains, primarily attributable to insured synthetic CDOs.

    Book Value and Adjusted Book Value
    MBIA's book value per share at September 30, 2004 was $46.20, up 6 percent from $43.50 at December 31, 2003. The increase was principally driven by net income from operations offset by a significant decrease in the unrealized appreciation of the company's investment portfolio and a significant increase in treasury stock resulting from share repurchases. Adjusted book value (ABV) per share, a non-GAAP measure, at September 30, 2004 rose 8 percent to $64.45 from $59.84 at December 31, 2003. ABV includes the after-tax effects of deferred premium revenue less prepaid reinsurance premiums and deferred acquisition costs, the present value of installment premiums, unrealized gains or losses on investment contract liabilities and a provision for loss and loss adjustment expenses.

    Share Repurchase
    Through November 1, the company has repurchased approximately 5.1 million shares in 2004 at an average cost of $56.13 per share.
Approximately 11.6 million shares remain in the company's share buyback program which was authorized in August 2004.

    Conference Call
    MBIA will host a conference call for investors today at 11 a.m. ET. The conference call will consist of brief comments by Nicholas Ferreri, the company's chief financial officer, followed by a question and answer session. The conference call will be Web cast live on MBIA's Web site at http://investor.mbia.com (then click "Conference Call"). Those who are unable to participate in the conference call may listen to a replay by dialing 1-800-396-1244 in the United States and 1-402-998-1607 for international calls. A recording will also be available on MBIA's Web site approximately two hours after the end of the conference call.

    MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA's innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.'s principal operating subsidiary, MBIA Insurance Corporation, has a financial strength rating of Triple-A from Moody's Investors Service, Standard & Poor's Ratings Services, Fitch Ratings, and Rating and Investment Information, Inc. Please visit MBIA's Web site at http://www.mbia.com.

    This news release contains forward-looking statements. Important factors such as general market conditions and the competitive environment could cause actual results to differ materially from those projected in these forward-looking statements. The company undertakes no obligation to revise or update any forward-looking statements to reflect changes in events or expectations.

    Explanation of Non-GAAP Financial Measures
    The following are explanations of why MBIA believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.
    Operating Income: The company believes operating income is a useful measurement of performance because it measures income from operations, unaffected by investment portfolio realized gains and losses, gains and losses on derivative instruments and foreign exchange and non-recurring items. Operating income is also provided to assist research analysts and investors who use this information in their analysis of the company.
    Adjusted Direct Premiums: The company believes adjusted direct premiums are a meaningful measure of the total value of the insurance business written during a reporting period since they represent the present value of all premiums collected and expected to be collected on policies closed during the period. As such, it gives investors an opportunity to measure the value of new business activities in a given period and compare it to new business activities in other periods. Other measures, such as premiums written and premiums earned, include the value of premiums resulting from business closed in prior periods and do not provide the same information to investors.
    Adjusted Book Value: The company believes the presentation of adjusted book value, which includes items that are expected to be realized in future periods, provides additional information that gives a comprehensive measure of the value of the company. Since the company expects these items to affect future results and, in general, they do not require any additional future performance obligation on the company's part, ABV provides an indication of the company's value in the absence of any new business activity. ABV is not a substitute for GAAP book value but does provide investors with additional information when viewed in conjunction with GAAP book value.




                        MBIA INC. AND SUBSIDIARIES
                       CONSOLIDATED BALANCE SHEETS
                       ---------------------------
                          (dollars in thousands)

                                          September 30,   December 31,
                                               2004           2003
                                          ---------------------------
Assets
------
  Investments:
    Fixed-maturity securities held as
     available-for-sale at fair value
     (amortized cost $18,384,292 and
      $15,628,937)                         $19,270,348    $16,493,338
    Conduit investments held-to-maturity     6,002,934      8,386,280
    Investment agreement portfolio pledged
     as collateral at fair value
     (amortized cost $431,511 and $581,633)    437,228        596,366
    Short-term investments                   2,013,085      1,873,477
    Other investments                          261,941        357,346
                                           ------------   ------------
     Total investments                      27,985,536     27,706,807

  Cash and cash equivalents                    241,100        172,129
  Accrued investment income                    294,985        269,610
  Deferred acquisition costs                   345,243        319,728
  Prepaid reinsurance premiums                 563,630        535,728
  Reinsurance recoverable on unpaid
   losses                                       32,492         61,085
  Goodwill                                      79,406         79,406
  Property and equipment (net of
   accumulated depreciation)                   115,307        120,691
  Receivable for investments sold              174,374         20,376
  Derivative assets                            234,428        256,744
  Variable interest entity assets              600,307        600,322
  Other assets                                 133,627        125,108
                                           ------------   ------------
    Total assets                           $30,800,435    $30,267,734
                                           ============   ============

Liabilities and Shareholders' Equity
------------------------------------
  Liabilities:
    Deferred premium revenue                $3,163,773     $3,079,851
    Loss and loss adjustment expense
     reserves                                  567,830        559,510
    Investment agreement and medium-term
     note obligations                       11,183,068      8,840,125
    Securities sold under agreements to
     repurchase                                372,049        505,883
    Conduit debt obligations                 5,655,868      7,848,060
    Short-term debt                             58,745         57,337
    Long-term debt                           1,018,959      1,021,795
    Current income taxes                        18,661         14,554
    Deferred income taxes, net                 532,991        552,740
    Deferred fee revenue                        19,444         21,543
    Payable for investments purchased          240,535         47,059
    Derivative liabilities                     415,987        437,683
    Variable interest entity liabilities       600,307        600,322
    Other liabilities                          420,903        422,257
                                           ------------   ------------
     Total liabilities                      24,269,120     24,008,719

  Shareholders' Equity:
    Common stock                               155,137        153,551
    Additional paid-in capital               1,388,095      1,295,638
    Retained earnings                        5,101,003      4,593,486
    Accumulated other comprehensive
     income                                    562,552        632,623
    Unearned compensation - restricted
     stock                                     (38,457)       (12,299)
    Treasury stock                            (637,015)      (403,984)
                                           ------------   ------------
     Total shareholders' equity              6,531,315      6,259,015

    Total liabilities and shareholders'
     equity                                $30,800,435    $30,267,734
                                           ============   ============





                     MBIA INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME
                  ---------------------------------
           (dollars in thousands except per share amounts)

                      Three Months Ended        Nine Months Ended
                          September 30              September 30
                  ------------------------- -------------------------
                         2004         2003         2004         2003
                  ------------ ------------ ------------ ------------
Insurance operations
  Revenues:
   Gross premiums
    written          $255,609     $346,052     $833,211     $961,293
   Ceded premiums     (51,914)     (70,095)    (136,169)    (189,785)
                  ------------ ------------ ------------ ------------
     Net premiums
      written         203,695      275,957      697,042      771,508

   Scheduled premiums
    earned            169,873      158,784      500,144      451,025
   Refunding premiums
    earned             31,904       35,574      109,755       90,184
                  ------------ ------------ ------------ ------------
     Premiums earned  201,777      194,358      609,899      541,209

   Net investment
    income            117,363      106,328      354,060      320,477
   Advisory fees        6,156       12,272       29,211       42,916
                  ------------ ------------ ------------ ------------
     Total insurance
      revenues        325,296      312,958      993,170      904,602

  Expenses:
   Losses and LAE
    incurred           20,384       19,052       60,017       54,122
   Amortization
    of deferred
    acquisition
    costs              15,680       15,354       47,759       42,755
   Operating           26,485       24,315       82,588       77,276
                  ------------ ------------ ------------ ------------
     Total insurance
      expenses         62,549       58,721      190,364      174,153

  Insurance income    262,747      254,237      802,806      730,449
                  ------------ ------------ ------------ ------------

Investment management
 services
  Revenues            142,323       98,944      390,039      283,883
  Interest expense    106,431       73,588      289,904      212,974
                  ------------ ------------ ------------ ------------
   Net revenues        35,892       25,356      100,135       70,909
  Expenses             19,620       12,625       56,964       36,434
                  ------------ ------------ ------------ ------------
  Investment
   management
   services
   income              16,272       12,731       43,171       34,475
                  ------------ ------------ ------------ ------------

Municipal services
  Revenues              8,245        6,672       19,956       20,133
  Expenses              7,633        6,420       19,013       19,702
                  ------------ ------------ ------------ ------------
  Municipal
   services
   income                 612          252          943          431
                  ------------ ------------ ------------ ------------

Corporate
  Net investment
   income               1,934        2,179        6,511        6,760
  Interest expense     17,798       16,983       53,343       50,864
  Corporate expenses    4,174        2,294       14,134        9,341
                  ------------ ------------ ------------ ------------
  Corporate loss      (20,038)     (17,098)     (60,966)     (53,445)
                  ------------ ------------ ------------ ------------

Gains and losses
  Net realized gains      304       17,979       59,971       68,958
  Net gains (losses)
   on derivative
   instruments and
   foreign exchange    (1,914)         872         (630)     104,213
                  ------------ ------------ ------------ ------------
  Net gains and
   losses              (1,610)      18,851       59,341      173,171
                  ------------ ------------ ------------ ------------

Income from continuing
 operations before
 income taxes         257,983      268,973      845,295      885,081

Provision for
 income taxes          71,937       79,690      237,228      255,450
                  ------------ ------------ ------------ ------------

Income from continuing
 operations           186,046      189,283      608,067      629,631

  Income (loss) from
   discontinued
   operations, net
   of tax                  --        1,102         (481)       1,934
  Gain on sale of
   discontinued
   operations, net
   of tax                  --           --        3,178           --
                  ------------ ------------ ------------ ------------
   Income from
    discontinued
    operations             --        1,102        2,697        1,934

Net income           $186,046     $190,385     $610,764     $631,565
                  ============ ============ ============ ============

Net income per
 common share:
  Basic                 $1.32        $1.33        $4.28        $4.40
  Diluted               $1.29        $1.31        $4.19        $4.36

Weighted-average
 common shares
 outstanding:
  Basic           141,408,855  143,256,514  142,819,366  143,474,181
  Diluted         144,125,409  145,119,028  145,781,763  144,994,227






                      MBIA INC. AND SUBSIDIARIES
Reconciliation of Adjusted Direct Premiums to Gross Premiums Written
--------------------------------------------------------------------
(dollars in millions)

                                      Three Months     Nine Months
                                         Ended            Ended
                                      September 30     September 30
                                    ---------------- -----------------
                                      2004     2003    2004      2003
                                    -------  ------- ------- ---------

Adjusted direct premiums (1)        $215.9   $568.4  $762.2  $1,180.8

    Adjusted premiums assumed          0.0      0.0    (2.9)     31.8

                                    -------  ------- ------- ---------
Adjusted gross premiums              215.9    568.4   759.3   1,212.6

    Present value of estimated
     future installment
     premiums (2)                   (105.1)  (377.7) (394.0)   (678.0)

                                    -------  ------- ------- ---------
Gross upfront premiums written       110.8    190.7   365.3     534.6

    Gross installment premiums
     received                        144.8    155.4   467.9     426.7
                                    -------  ------- ------- ---------
Gross premiums written              $255.6   $346.1  $833.2    $961.3
                                    =======  ======= ======= =========

(1) A non-GAAP measure.

(2) At September 30, 2004, June 30, 2004 and March 31, 2004 the discount rate was 4.6%, 4.7% and 4.7%, respectively, and at September 30, 2003, June 30, 2003 and March 31, 2003 the discount rate was 5.1%, 5.3% and 5.6%, respectively.






Components of Net Income per Share (1)
--------------------------------------

                                      Three Months      Nine Months
                                         Ended             Ended
                                      September 30      September 30
                                    ---------------- -----------------
                                      2004     2003    2004      2003
                                    -------  ------- ------- ---------

Net income                           $1.29    $1.31   $4.19     $4.36

     Income from discontinued
      operations                      0.00     0.01    0.02      0.01
                                    -------  ------- ------- ---------

Net income from continuing
 operations                           1.29     1.30    4.17      4.34

     Net realized gains               0.00     0.08    0.27      0.31

     Net gains (losses) on
      derivative instruments
       and foreign exchange          (0.01)    0.00    0.00      0.47
                                    -------  ------- ------- ---------

Operating income (2)                 $1.30    $1.22   $3.91     $3.57
                                    =======  ======= ======= =========

(1) May not add due to rounding.

(2) A non-GAAP measure.





                     MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share
--------------------------------------------

                                  September 30,      December 31,
                                       2004               2003
                                -----------------  -----------------

Book value                                $46.20             $43.50
After-tax value of:
   Deferred premium revenue     14.55              13.91
   Prepaid reinsurance premiums (2.59)             (2.42)
   Deferred acquisition costs   (1.59)             (1.44)
                                ------             ------
      Net deferred premium
       revenue                             10.37              10.05
   Present value of installment
    premiums  (1)                           9.40               9.27
   Unrealized gains (losses) on
    investment contract
    liabilities                             1.05              (0.49)
   Loss provision (2)                      (2.57)             (2.49)
                                      -----------        -----------
Adjusted book value (3)                   $64.45             $59.84
                                      ===========        ===========


(1) At September 30, 2004 and December 31, 2003, the discount rate was 4.6% and 4.7%, respectively.

(2) The loss provision is calculated by applying 12% to the following items on an after-tax basis: (a) deferred premium revenue; (b) prepaid reinsurance premiums; and, (c) the present value of installment premiums.

(3) A non-GAAP measure.





                  CONSOLIDATED INSURANCE OPERATIONS
                  ---------------------------------

Selected Financial Data Computed on a Statutory Basis
-----------------------------------------------------
(dollars in millions)
                                      September 30,      December 31,
                                          2004              2003
                                      -------------      -------------

   Capital and surplus                  $3,722.6           $3,715.0
   Contingency reserve                   2,550.5            2,368.2
                                      -----------        -----------

       Capital base                      6,273.1            6,083.2

   Unearned premium reserve              3,160.9            3,066.6
   Present value of installment
    premiums (1)                         2,044.1            2,052.9
                                      -----------        -----------

       Premium resources                 5,205.0            5,119.5

   Loss and loss adjustment expense
    reserves                               277.7              200.7
   Soft capital credit facilities        1,100.0            1,236.0
                                      -----------        -----------

       Total claims-paying
        resources                      $12,855.8          $12,639.4
                                      ===========        ===========


   Net debt service outstanding       $835,370.7         $835,773.8

   Capital ratio (2)                       133:1              137:1

   Claims-paying ratio (3)                  76:1               77:1

(1) At September 30, 2004 and December 31, 2003, the discount rate was 4.6% and 4.7%, respectively.

(2) Net debt service outstanding divided by the capital base.

(3) Net debt service outstanding divided by the sum of the capital base, unearned premium reserve (after-tax), present value of installment premiums (after-tax), loss and loss adjustment expense reserves and soft capital credit facilities.



    CONTACT: MBIA Inc.
             Michael C. Ballinger, 914-765-3893